Exhibit 5.1

May 20, 2009

FBL Financial Group, Inc.

5400 University Avenue

West Des Moines, Iowa 50266

Re: Farm Bureau 401(k) Savings Plan

Ladies and Gentlemen:

I have acted as your counsel in connection with the registration of 1,270,000 shares (the “Shares”) of the Class A Common Stock without par value of FBL Financial Group, Inc., an Iowa corporation (the “Company”), being registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”). The Shares may be issued and sold by the Company from time to time in connection with the Farm Bureau 401(k) Savings Plan (the “Plan”).

For purposes of this opinion, I have made such investigations and examined such documents and questions of law as I deemed necessary and appropriate.

Based on the foregoing, it is my opinion that upon payment for and issuance of the Shares in accordance with the Plan, the Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to all references to me in the Registration Statement included therein. I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

Respectfully submitted,

/s/ Robert A. Simons

Robert A. Simons
Assistant General Counsel, Securities
FBL Financial Group, Inc.